Exhibit 99.5

NEPHROS, INC.

UP TO 175,000,000 SHARES OF COMMON STOCK AND
WARRANTS TO PURCHASE UP TO 161,793,248 SHARES OF COMMON STOCK
ISSUABLE UPON EXERCISE OF NON-TRANSFERRABLE RIGHTS TO SUBSCRIBE
FOR SUCH SHARES AND WARRANTS

THE SUBSCRIPTION RIGHTS ARE EXERCISABLE UNTIL 5:00 P.M., EASTERN TIME,
ON [•], SUBJECT TO EXTENSION.

To Our Clients:

We are sending this letter to you because we hold shares of NEPHROS, INC. (the “Company”) common stock, par value $0.001 per share (the “Common Stock”) for you. The Company has commenced a rights offering of up to an aggregate of 175,000,000 Units at a subscription price (the “Subscription Price”) of $0.02 per Unit, for up to an aggregate purchase price of $3,500,000, pursuant to the exercise of non-transferable subscription rights (the “Subscription Rights”) distributed to all holders of record of shares of the Common Stock as of [•], 2010. The Subscription Rights are described in the Company’s prospectus, dated [•], 2010 (the “Prospectus”), and evidenced by a subscription certificate (the “Subscription Certificate”) registered in your name or in the name of your nominee.

The Company has distributed one Subscription Right for each share of Common Stock outstanding on [•], 2010. Each Subscription Right entitles its holder to purchase 4.185496618 Units at the Subscription Price of $0.02 per Unit (the “Basic Subscription Privilege”). Each Unit consists of one share of Common Stock and a warrant to purchase 0.924532845 shares of Common Stock at the exercise price of $0.02 per share for a period of five years following the Expiration Date (as defined below). Holders who exercise their Basic Subscription Privilege in full may also subscribe for additional Units not subscribed for by other Subscription Rights holders in the Rights Offering at the same Subscription Price of $0.02 per Unit (the “Over-Subscription Privilege”). There is no minimum number of Units any holder of Subscription Rights must purchase, but holders may not purchase fractional Units, and we will not issue fractional shares upon exercise of the warrants included with each Unit, but rather will round the number of shares issued down to the nearest whole number. See “The Rights Offering–The Subscription Rights” in the Prospectus.

If you wish to exercise your Over-Subscription Privilege, you should indicate the number of additional Units you would like to subscribe for in the space provided on the enclosed Beneficial Owner Election Form. When you send in that form, you must also send the full purchase price for the number of additional Units that you have requested (in addition to the payment due for Units purchased through your Basic Subscription Privilege). If an insufficient number of Units is available to fully satisfy all Over-Subscription Privilege requests, the available Units will be allocated proportionately among rights holders who exercise their Over-Subscription Privileges based on the number of Units each such holder subscribed for under the Basic Subscription Privilege. To the extent you properly exercise your Over-Subscription Privilege for an amount of Units that exceeds the number of unsubscribed Units available to you, any excess subscription payment received by the subscription agent, Continental Stock Transfer & Trust Company, will be promptly returned to you, without interest or deduction. See “The Rights Offering–The Subscription Rights–Over-Subscription Privilege” in the Prospectus. We are (or our nominee is) the holder of record of Common Stock held by us for your account. We can exercise your Subscription Rights only if you instruct us to do so.

We request instructions as to whether you wish to have us exercise the Subscription Rights relating to the Common Stock we hold on your behalf, upon the terms and conditions set forth in the Prospectus.

We have enclosed your copy of the following documents:

1. Letter to Stockholders from the Company;

2. Prospectus; and

3. Beneficial Owner Election Form.

The Subscription Rights will expire if not exercised by 5:00 p.m., Eastern Time, on [•], 2010, subject to extension or earlier termination (the “Expiration Date”). Any Subscription Rights not exercised prior to the Expiration Date will expire and will have no value. Any subscription for Units made in the rights offering made is irrevocable.

The materials enclosed are being forwarded to you as the beneficial owner of Common Stock carried by us in your account but not registered in your name. Exercises of Subscription Rights may be made only by us as the record owner and pursuant to your instructions. Accordingly, we request instructions as to whether you wish us to elect to subscribe for any Units to which you are entitled pursuant to the terms and subject to the conditions set forth in the Prospectus. However, we urge you to read the Prospectus and other enclosed materials carefully before instructing us to exercise your Subscription Rights.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise Subscription Rights on your behalf in accordance with the provisions of the rights offering.

If you wish to have us, on your behalf, exercise the Subscription Rights for any Units to which you are entitled, please so instruct us by completing, executing and returning to us the “Beneficial Owner Election Form” included herewith.

If you have any questions concerning the rights offering, you may contact the information agent, Morrow & Co., LLC, at (800) 414-4313.